Exhibit 99.1

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Conference Call Transcript TDW - Q2 2007 Tidewater Earnings Conference Call Event Date/Time: Oct. 25. 2006 / 10:00AM ET

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CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman of the Board, President, CEO

Keith Lousteau

Tidewater - Chief Financial Officer

Jeff Platt

Tidewater - Executive Vice President of Marine Operations

CONFERENCE CALL PARTICIPANTS

Jim Cardell

Analyst

Pierre Connor

Capital One Southcoast, Inc. - Analyst

Jud Bailey

Jefferies & Co. - Analyst

James Stone

UBS - Analyst

Daniel Burke

Johnson Rice & Company - Analyst

Dan Barrett

Fortis Securities - Analyst

Ken Sill

Credit Suisse - Analyst

Mike Clark

Analyst

PRESENTATION

Operator

Good morning. My name is Tamicka, and I will be your conference operator today. At this time I would like to welcome everyone to the Tidewater fiscal 2007 second quarter earnings conference call. [OPERATOR INSTRUCTIONS]

Now I would like to turn the call over to Mr. Dean Taylor, Chairman, President and Chief Executive Officer of Tidewater Inc. Thank you. Mr. Taylor you may begin your conference.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Thank you Tamicka. Good morning. Welcome to the Tidewater second quarter fiscal year 2007 earnings conference call. I’m Dean Taylor, Tidewater’s Chairman, President and CEO, and I’ll host the call this morning. With me today are Keith Lousteau, our Executive Vice President and Chief Financial Officer, Jeff Platt, Executive Vice President in charge of day-today marine operations, and Cliffe Laborde, Executive Vice President and General Counsel. Joe Bennett, our Chief Accounting Officer and Investor Relations Officer, is off at Harvard finishing up the advanced management program there. And Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions is off on assignment.

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I’m going to begin the call with some comments on the quarterly earnings we reported this morning. Keith will follow with a detailed review of the numbers and an update on our new build and vessel replacement program. After which I’ll return to discuss our markers and ongoing strategy. We’ll then open the call up for questions. Before we begin, Keith would you please read our Safe Harbor Statement.

Keith Lousteau - Tidewater - Chief Financial Officer

During today’s conference, Dean, I and other Tidewater Management may make certain comments which are not statements of historical fact and thus they constitute forward looking statements. I know that you understand that there are risk, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Dean.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Thanks Keith. We posted terrific results this quarter. Although the $1.86 reported earnings per share includes a $0.31 per share gain on the previously announced sale of 11 of our old domestic tug boats, and $0.05 per share related to a positive tax adjustment due to a change in our estimated effected tax rate for prior quarters of this fiscal year. Operating earnings of $1.50 a share are the result of the steady repositioning of our business. It has been in effect for the past few years. Domestic to international and old to new.

These earnings reflect solid contributions from our international business foremost. They also represent significant contributions from our domestic business. The contributions that are in all probability going to become proportionately less significant, at least for the near future. As the international market place continues to be the primary economic driver of our Company.

The international side of our business contributed approximately 75% of our earnings in the second quarter. Utilization was strong in virtually all geographic areas, and we saw a nice increase in day rates across all vessel classes. Our deep water vessels continued to work at effectively a 100% utilization rate, and led the international fleet and day rate increases as well. We are also, as Keith will detail for you shortly, continuing to benefit from lower taxes on our international earnings.

Our operations in the Gulf of Mexico also posted an earnings increase compared to the first quarter. Even though one source of our domestic operated earnings was effectively eliminated when we sold most of our old domestic tug boats. Day rates for almost all of our domestic vessels, particularly for our supply and towing supply vessels and deep water boats, were up and utilization remains strong. Our operating cost were within the range that Keith gave you last quarter totaling $122 million. We continue to see pressures on crew cost domestically, and to a lesser extent internationally, as we continue to meet the challenges of keeping our current crews and adding personnel to crew our new build vessels. We also see pressure on R&M costs both domestically and internationally.

$1million of our last quarter cost increases related to bringing new and stacked vessels into the working fleet. Other cost increases were similar to those experienced by the entire offshore drilling industry, to which we are responding as energetically as we can. We continue to actively and opportunistically repurchase our stock during the quarter. We used $40.4 million of our cash without borrowing, during the quarter, for the repurchase of 867,100 common shares at an average price of $46.57 a share. As of September 30th we still had approximately $117.5 million available under the July 2006 Board authorized share repurchase program. Now I’ll turn the call over to Keith for his detailed review of ours financials.

Keith Lousteau - Tidewater - Chief Financial Officer

Good morning. Housekeeping we did have our press release early this morning fro the market outlining the generalities of our earnings, attached there to were a balance sheet and an earnings statement. Our Form 10Q is being filed as we hold this conference here this morning. So as soon as we hang up from it, the 10Q should be available through your normal [Edgar] services.

The quarter as Dean has highlighted is one which I think highlights three particular areas of Tidewater. First is the increase in revenue quarter-on-quarter, an increase in revenue and a relatively good job in curtailing our managing costs, which resulted in— for the quarter having the highest in recent history, the highest— our record high cash operating margins. We’ll talk about that in a little bit. As he mentioned, the quarter is one that financially is being highlighted by a somewhat shift proportionally of the significance of our international operations as opposed to our domestic operations. And the third item we’re going to highlight is the effect on income tax expense from that shift away proportionally from a domestic operation into a proportionally a more important foreign operator.

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I’ve noticed that most of the oil service companies who are reporting today, in the last few days, have reported lower effective tax rates. Effective tax rates as you need to understand are not something to themselves. They are an after the fact calculation, but in general, many of the international areas that the oil service companies, the drilling companies and the boat companies work in are countries that have lower statutory tax rates on income than the United States have.

Looking at the quarter itself, vessel revenues came in at about $271.3 million. That was a nice 4.9% increase in vessel revenues from the previous quarter. Our other marine revenues were off pretty substantially during the quarter, but when you look at the cost factor for that other item, you’ll find that the spread on profitability between quarters is a very small difference between the two. We just didn’t close out as many shipyards contracts during this quarter as we had in the prior quarter, but no real lack or falloff in profitability there.

One of the items that comes through here is that with this shift from a domestic more into an international player and also within ships within the international market itself. As you can well imagine, Tidewater talks about operating in anywhere from 50 to 60 foreign countries over the, over a fiscal year, while the tax regime in each country is different, so it’s— there’s no simple to domestic-to-foreign. It’s domestic-to-foreign to foreign-to-foreign all mixed in there and based on that, we now view where our tax expense for this year may be at the end of the year, we now expect tax expense to come in at about a 22% effective tax rate.

Since we had reported about 25% as our effective tax rate when we reported earnings for the first quarter, whenever you do that effective adjustment at the end of six months, you do pick up an effect of in this particular quarter, of about 3% of taxes that were accrued in the first quarter that end up flowing through as a benefit in this quarter. That difference is about $2.8 million and thus the $0.05 per share that Dean tried to highlight for those people who were trying to kind of look at the quarter on a stand alone basis as to operationally what it might have meant. Overall, it means that the quarter came in with an effective tack rate on its own of about 19.8%. That’s nothing more than the year-to-date 22% with the adjustment of the effect from the first quarter kind of rolling back through where the numbers were a little too high.

We did report the $1.86 as fully diluted earnings. The tug sale, we are reporting to you that although it’s not GAAP, it is not an extraordinary item that carries its own tax expense on an exclusion basis. That item is taxed at 35% in the United States and a large substantial portion of it is also taxed in the state of Louisiana. So we estimate the taxes on the tug sale to be about 39% or about $11 million. Thus the $17.2 million number that we gave to you. So therefore, Dean’s reconciliation of $1.86 minus the $0.31 for the net gain on the tugs, and if you want to go further than that, fine. To normalize the quarter perhaps $0.05 or even up to $0.08, one could argue was the effective tax rate carry over change from the first quarter, getting us down I believe for an effective quarter in the $1.47 to $1.50 range.

Looking once again, revenue as we said being up about 4.9%, really does show that the leverage factor of Tidewater was relatively fixed cost. Not only were our revenues— marine revenues up about 4.9%, that really resulted in operating profits being up 9.7% quarter-on-quarter, and right at 100% from the quarter a year earlier. Domestic revenues were up about 1% and came in at $62.3 million. International revenues as we keep saying, where our real growth has come from recently came in at $209 million. Which is a 6.2% increase over the previous quarter. All in all, combine the two areas a 4.9% increase in revenues during the quarter.

We’re reporting operating costs at $122.5 million. Almost across the board, the full $3 million increase from the previous quarter came through additional crew cost, and as Dean alluded during the quarter, $1 million of operating cost did come in— did come from vessels that were not in the fleet at the beginning of the quarter. As a side note, during the quarter we did return one vessel from stack into the active fleet, and we added four new vessels, four new construction vessels that came in later in the quarter and had minor effect on revenue, but we’ll talk about that when we get into vessels statistics as such.

That operating cost at 122 versus the revenue of 271, as I mentioned earlier, gives us a cash operating margin of 54.8%. If you would remember, we were at about 54.7 back in the December quarter, we were disappointing in the March quarter where costs really increased at that point. Well we’re back and we’re exceeding that high point of the December quarter, and I went back seven or eight years and could not find a quarter where we had a better cash operating margin.

As to looking into some guidance as to where I think cost might be for the future quarter, I certainly think costs are going to be in line with this quarter and perhaps a little bit less. Last quarter we did 36 dry docks. As of right now we only have 30 dry docks scheduled for the December quarter. Of course emergencies— emergency dry docks do come up, they get expensed when you’re operating 380, 390 vessels, certainly emergencies will come up into the situation.

But we expect R&M to be down a little bit. Last quarter we did have the tugs in for about half of the quarter, so we expect that operating cost to go away on the other side and we’ve got the additional operating cost of having the four new vessels in the fleet for the whole quarter. So it’s my

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belief that operating costs for the quarter are probably going to be in the 124 to— 121 to 123 the 124 type range. So depending on our safety record, depending on a few breaks there on our insurance, it could be as low as 121 and on the conservative side, perhaps the size 123 or 124 if we had some unexpected repairs during the quarter.

Looking at some individual vessel operating statistics domestically. Once again during the quarter we operated on the average, seven deep water vessels. The average day rate that we’re reporting for the September quarter was $23,442, that was up slightly from the $21,380 we reported for the June quarter, and I’m glad to say currently we are still running at about $23,600 there. So a very stable day rate so to speak among the deep water vessels over the last quarter and currently as we speak for the September quarter, we’re reporting utilization of 99.4%. The June quarter we had reported 93.8%, because we had one of the vessels in dry dock for a short period of time. And today, we’re running in the 98.5 to 99% range. The vessels are all under contract, and except for a little maintenance time off charter, are running effectively at 100%.

Domestically we operated on the average, 50 supply and towing supply vessels, that is no change from the previous quarter where we had 50. The average day rate for the quarter was $12,102. That was up from the previous June quarter when we reported 11,645 and as we speak here today, again some slight increases off of that September average to where today we’re running about $12,400. Utilization during the quarter was at 64%, basically pretty much flat out except for the stag vessels that we continue to include in our calculation here. The one stag vessel that did enter the fleet was in international waters, it was not a domestic addition. Currently we’re running right at 63% utilization in that class, so 64% for the September quarter running about 63% as we sit here today.

The crew and utility division domestically. You’ll see in the queue we average 14 vessels for the quarter, but for the December quarter, for those modeling the Company you should use 15. We added one of our 175 fast supply vessels on almost the last day of the quarter. So we expect those vessels do demand and get today higher day rates than the average. So it’ll be a 15th vessel in that division for the upcoming quarter, and it will help the average day rates. But the average day rate we are reporting for the September quarter was $6,456 which was almost exactly the same as the 6457 for the June quarter. Today, I say today we’re averaging about 6350 that did not take into account any new contract under the new 175 as it entered the market.

Last quarter we reported utilization of 87.4%. Today we’re running along at about 82 to 82.5%. That is one where in the June quarter, we reported 96% utilization, so we’re seeing a little bit, I’m not going to call it softness, but we’re seeing a little bit of time in between when both roll off of one job and go on to another one. A few days of revenues are being missed in the relative to where we are were in June in the crew boat division.

Looking international no change in our deep water assets. 29 deep water vessels. Once again a nice increase in day rate here. In the September quarter we averaged a day rate of $19,593, that’s up nicely from the 18,216 we reported in June. And today we’re reporting that the average day rate in that division is about $19,950. So once again some increases in that division since we’re reporting for the September quarter. Utilization continues to run quite high, for the quarter in September we reported 94.9 or are reporting. That was up from the 89.3 in the June quarter and today we are running effectively, I guess economically, about 92 to 92.5%. With all the vessels under contract, with some movement every now and then, a little bit of mobilization time, but effective utilization as good as we can squeeze out of it. And I guess economically at about 92.5%.

Supply and towing supplies on the international side. You’ll see that in the 10Q that we averaged 207 vessels working for the quarter. That was up two vessels from the 205 we had reported in June. And as we sit here today the actual count going forward into the December quarter is 208. This is a division where we added three of the new four— of the four new boats that I spoke of earlier. So 208 should be your model point going forward into the December quarter.

Average day rates there were up again in the September quarter we’re reporting $8,311. In the June quarter, we averaged $8,076. And we’ve also had since that point and through today some smaller increases, but still increases overall on the 208 vessels where as today we’re averaging about $8,390 per day. Utilization for the quarter. Once again, for the September quarter was 77.7%. Almost perfectly in line with the June quarter where we reported 77.4 and today we continue to operate at about 78.5. So, steady utilization, steady day rate growth across the board for those 208 vessels internationally.

Internationally the crew boats, you’ll see that it says we had an average at the— for the quarter of 70. We sold one of the older stack boats at the end of the quarter, so we’ll really be modeling in 69 vessels for the December quarter. Day rates in that division increased a little bit to an average of $3,895 from the June quarter where we had $3,748. Utilization continues to run quite high in that division, for September we’re reporting 86.2%, in June we reported 83.8 and currently we are running at about 86.7%. So some increase in day rate and a strong to a little bit better utilization in regard to the international crew boats.

Obviously the balance sheet continues to be quite strong. We continue to have the same $300 million of long-term debt. Our stock holder’s equity is now a smidgen away from $1.7 billion, a total, a debt-to-total equity ratio of about 15%. And on a net basis since we’re still carrying about 250 million of excess cash or 250 million full cash, a net debt-to-total equity of about 2.9%.

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Little bit of vessels statistics for the quarter. During the quarter we actually disposed of 19 pieces of used equipment. Literally all the gain that you saw back in the P&L relates to the tugs. So anyone doing a quick look at the Tidewater’s P&L for the quarter, we’ve already taken the tug sale out, no one needs to go back and then look at other vessel sales to remove them for the normalized earnings. We sold tug 11 tugs during the quarter. We sold eight other vessels during the quarter. We disposed of 19 older pieces of equipment.

We didn’t do any scrapings during the quarter, but we certainly had ongoing discussions with the scrap yards, have in hand the vessels determined for the next round of scrappings and offerings from the local yard. So you will see activity in regard to that, but none of the 19 last quarter were scrapped. We did take one vessel that was stacked and returned it to active service as I mentioned. We took two stacked vessels and we sent them to our own shipyard at Quality to be stretched, to be added ultimately to the domestic fleet as stretched supply vessels, a class that we’ve had quite good economics success with. And we had the four new deliveries during the quarter.

Just a little quick recap. The tugs that we sold during the quarter— halfway during the quarter. In last quarter, they did provide about 3.8 million of revenue. 1.5 million of operating expenses. Their depreciation was about 300,000. So they contributed a net of about $2.1 million to the operating income of the domestic division last quarter.

Year-to-date for the six months we’ve actually disposed of 37 vessels. So I just informed you of the 19 during the quarter, so we’re doing a pretty good job of getting rid of vessels, getting rid of the old as Dean talked earlier that the transition of Tidewater from old to new, we’ve literally sold 12 tugs this year, 16 other vessels and scrapped 9 to get to the 37.

A few comments on the active commitments that we have at the moment, the vessels that we’re building. Today as we sit here, we have 24 vessels under construction, and we have signed agreements to bear both three additional anchor handlers from basically what we would call speculator groups, who were willing to turn over new tonnage to us, but wanted to do it on a deferred basis. So with these three we’ve agreed to pay their boats that in effect almost 100% of the bare boat payment. After a short period of time will be applied to the purchase price, but we’re not carrying those. At our commitment in our 10Q because it’s— we’re not bound to do anything except to do the bare boat when they become available.

The 24 vessels are made up today of two crew boats, those are domestic crew boats. Domestic U.S. flag, 15 anchor handlers which are all international in nature. We’re building five platform supply vessels which are all being built in the U.S. yards and will therefore be qualified to work U.S. regardless of— obviously they will go to the best markets and two tugs are being built for international use. So that makes up the 24 vessels. We have total value under construction of about $341 million of which we continue to owe $243 million. The difference $100 million is already been funded towards the purchase of those 24 vessels.

And little bit further on. The balance of this fiscal year in the next six months, funding of that 243 million of open commitments, about 103 million will be spent this fiscal year, 105 next fiscal year, and then the balance of 35 million would come in fiscal ‘09. Over the course of this remainder of this fiscal year, we expect to deliver two anchor handlers, one tug and one PSV. The two anchor handlers will deliver in this quarter, the December quarter, but our schedule for delivery is way up in December, so I would caution before putting those in anybody’s model. I don’t think that those two additions in this quarter will add any revenue this quarter. And likewise, the two vessels entering in the fourth quarter will add a little in that quarter, but the two entering in this quarter will have a full quarter in the March quarter itself.

Just— and then a quick recap. Because we don’t talk much about cash flow, I ask everybody when you look at the Q to pay special attention to the cash flow statements. Make your own calculations of what you think that the term EBITDA means to this Company. Just in recap for Tidewater, for the six months year-to-date, because these numbers are kind of astonishing to me, we reported $3.08 of earnings for the six months. We have returned to our stockholders $150 million over the last six months. That’s 131 million in buy backs and 17 million in dividends. We’ve spent $130 million on new equipment in the last six months, and yet we’ve grown our cash supplies by $10 million during that period of time. Certainly a different look and a different future for Tidewater than we may have thought three or four years ago. I’ll be available for any additional questions. And I give it back to Dean.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Keith thanks. One minor correction. We a— Jeff and his team have already found a home for the new crew boat internationally, will not be going into the domestic market. It’ll be going to the international market, we found a better deal and it’s heading internationally. So we should not model 15 crew boats for the domestic market, but 14 and one additional crew boat which would bring the total to 70 for the international market.

That being done, I’ll continue. At this point I am guessing that most of you have a couple of questions on your mind. Are these peek earnings at Tidewater? And what effect upon our business is the recent softening in oil and natural gas prices going to have? First our view is that we are not at the pinnacle of the cycle, although we may have reached our peak domestically, as we like many rig owners, mobilize equipment to better jobs, under better conditions, outside of our domestic market. We are a worldwide Company. And peak earnings on the domestic side of our business do not equate to peak earnings for Tidewater.

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Second, we believe that the softening in oil and natural gas prices will not necessarily translate to a significant slow down in overall offshore drilling activity. My belief is that this cycle is far from over, and that industry activity is going to remain robust for a considerable period of time.

We continue to monitor the pace of new rig deliveries worldwide and rig movements, as well as to monitor the vessel order book, and our portion of it. I underscore our close attention to changes in rig activities in various regions. And what has been thus far the slow but steady change of this Company’s focus to being an international versus a domestic operator. Our strategy for dealing with all of these factors is the same as it has been for quite awhile. When we add new vessels to our fleet, we endeavor to place them in areas where we know there is a demand for them. We move our vessels from market-to-market so that we can take advantage of any rise in activity levels. And we maintain our own active sales and scrapping program in order to remove older tonnage from our fleet.

We will continue to build or acquire new vessels as we need in order to maintain and grow the earnings power of this Company. We’re pleased that we began our new build fleet refurbishment program when we did. As the 106 new boats that we already have in service and delivered since our fiscal year 2000, are providing almost half of our current profit. We believe that the vessels that we will deliver over the coming year will fit well with new rig equipment that is expected to enter the market. And will provide us the opportunity to retire maturing vessels in due time without negatively effecting our earnings stream.

Finally regarding capital spending. Keith has outline for you our present commitments. Depending upon market visibility, the [inaudible] of the market place and the acquisition or combination opportunities, we would expect that a similar level of capital commitments will be maintained in the near term. Now we’ll open the lines for questions.

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QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] And your first question comes from the line of [Jim Cardell].

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hello Jim Cardell.

Jim Cardell Analyst

Good morning Dean. Good morning, everyone.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

My chance to get even with name pronunciation.

Jim Cardell Analyst

Good one. First question, Dean, is could you address the timing of vessel deliveries coming up over the next 12 to 18 months versus the timing of rig deliveries. If you look at all the vessels on order, it seems like there’s— unless there’s significant delays, which there may be, and please address that as well. With— it seems like it could be quite a lot more new supply vessels coming into the fleet versus rigs and maybe a near term in [bounce]. Could you sort of address those issues?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Jim, as best I can tell, there were— there’s supposed to be 100 vessels delivered this calendar year. I tell you what, we don’t see the effect of them. Whether they are late or whether they’ve come in and simply been absorbed, I’m not sure. But 100 was supposed to be delivered this year. We still have a couple of months left this year. But 100 was supposed to be delivered this year, 135 next year, and then the remainder of what’s supposed to be a 380 vessel order book is supposed to be in year’s following. Now, keep in mind that one of our competitors, a French company has a number of vessels that are on order going out to the year 2013, I think. So some of the 380 order book needs to be kept— needs to be taken with a grain of salt because they’re not always— all going to come in 2009, if the ones that don’t come in 2008.

The rig deliveries, we don’t— I don’t have as good a handle on as the boats. But I would say that your comment probably has some validity, I think that there can be some challenges in 2007, in terms of vessels coming into the market before rigs do. Nevertheless, there is some probability that the— that there will be some late vessel deliveries in 2007, and calendar year 2007.

And the other point that I think I made at your conference in September was I do think, that there is a fair amount of discounting in the market place of the actual age of the overall worldwide fleet. Worldwide fleet is mature. There are a number of vessels, not just our own, but a number of our vessels that go on to our competitors that will probably be shoved out of the market place in the coming years. And so overall my general outlook is [inaudible], when on overall balance of supply and demand. Now that there could be periods of lumpiness. I do not dispute that, but in general, I think in general, I think that, I’m relatively [inaudible] about the order book as compared to the potential needs for the vessel, for the worldwide vessel fleet.

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Jim Cardell Analyst

Are there operators being out there and if so, maybe you could provide an estimate who are using older vessels when they really want new vessels, and if there is this near term over supply of large vessels. Might they just displace the older vessels because the operators really want the new equipment and all it’s capabilities?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

It depends on the operator. There are a number of operators that want— that have restrictions for nothing older than 20 years, a number of operators that have restrictions nothing older than 15 years, and then there are a number of operators that don’t care what the age of the vessel is, as long as you have a good safety record like our own. And so just depends on the situation. But I would say in general that I agree with your statement.

Jim Cardell Analyst

Okay. Second question. Some of your, at least a couple of your competitors have seen some reductions in day rates for older vessels in the Gulf of Mexico, and recognizing that’s a small market for you. Are you seeing a turn down in day rates for old 180-footers on a sort of spot basis? And if so, do you expect that that will continue for awhile?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Jim, that’s such a tough question. I’m going to pass it to Jeff Platt. Who is sitting right here next to me.

Jeff Platt - Tidewater - Executive Vice President of Marine Operations

Jim, the Gulf market changes awfully quickly threw the quarter as Keith said, we saw increases, we saw the rates maintain on the older vessels. Kind of a snapshot today, I believe we have two vessels that are available. They’ve been available for about 24 hours. That’s a little bit unusual from the past two quarters. Can I tell you that the rates are dropping or moving up, I don’t have the details or the data to tell you that.

Jim Cardell Analyst

If you really haven’t seen any falloff in the spot rates for older vessels to date yet over the last month or two.

Jeff Platt - Tidewater - Executive Vice President of Marine Operations

We really haven’t had much in the spot market. Everything has been working and working consistently at a very high utilization, all the vessels we have. And no, we have not seen a drop off in the day rates on our fleet.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

But we have, Jim, it’s fair to say we have heard some of our competitors have role contracts at lesser rates. We can say that. But so far, we’re not, we’re not in that position.

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Jim Cardell Analyst

Last question, Dean, do you expect going forward here giving your views on the market, better opportunities to buy vessels or is it going to be just as challenging as it has been over the last, over 2006?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

I don’t know, Jim. I thought, this morning’s headlines, where a Norwegian operator ordered very, six very large anchor handlers with options for six more. And we’ve not seen terrific purchasing opportunities either for companies or for vessels but I— these things probably happen when you least expect them. I would have expected— certainly the order book for new vessels has slowed down. So that to me indicates that in spite of the order that we saw this morning, the overall order book has slowed down as compared to last year.

So I would think and perhaps— and we are seeing, I will say that we are seeing more activity from some of the people that we would say are quote, unquote speculators. Although there not many in the market any more. But there are some that are relatively more speculators than operators. We’re seeing more from them in terms of their wish to dispose of assets that they have under construction or are coming to the final stages of construction. Have I answered your question?

Jim Cardell Analyst

Yes, that’s very helpful. Okay. Well, that’s it for me. Very good quarter. Congratulations.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Thank you very much, Jim.

Operator

And your next question comes from the line of Pierre Connor.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hello Pedro.

Pierre Connor - Capital One Southcoast, Inc. - Analyst

Good morning, gentlemen. Dean first a question about the Gulf, continuing a little bit. Relative to your ability to take advantage of strength in other markets and your foothold in those markets, could you give us a feel for your inclination and sort of what efforts, maybe time or cost would be involved if you were to move assets out of the Gulf and into some other markets?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Well I mean a lot of the stuff that we’ve moved out of the Gulf has been with full mode paid, with maybe not peek day rates being payed, but a day rates plus mode. So most of the stuff that we’ve moved has been paid for by our customers. And there maybe some occasions when we will, for strategic reasons, choose to move something on our own because we just think that long term opportunities are better. We’ve not done that in awhile. Depending upon what happens in this market and in the domestic market, we may look at that.

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But I would say to everyone listening on the call. There is, I think the exodus, the so called exodus of rigs from the Gulf is, the perception is greater than it’s actually going to be. There are 30 rigs in the Gulf ship yards right now that are in various stages of refurbishment. As best we can tell at least 10 of the rigs are coming back to work in the Gulf. So that whatever number of people are talking about are leaving the Gulf, I think people— no one is taking note of the fact that there are at least 10 coming out of ship yards that are in the— that are along the Gulf coast, and that will be coming back into the Gulf of Mexico market place.

And then finally as some of the new rigs that are being delivered in 2008 are being delivered, I would expect some of them will come back to the Gulf. The operators and the rig owners, I think they benefited a lot from having no hurricanes in the Gulf this summer, insurance wise, just overall perception wise. It was very good. And I think that people may not be so reluctant to be drilling in the Gulf this coming year as they were this year because frankly everyone was scared to death after the last two summers of continuing operations in the Gulf. I hope I’ve answered your question.

Pierre Connor - Capital One Southcoast, Inc. - Analyst

No that’s fine. And then maybe back sort of on similar theme of delivery of new drilling equipment into the market next year, and out of that 20 some Jack ups coming, etcetera. But there’s also— my information would say a large number of FPSOs and other production facilities to be installed next year to absorb some of that capacity of boats. Are you getting quotes for, are asked for quotes on support of FPSOs and other production support type work for 2007, Dean?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Sure we are. I mean the two tug boats that we have under construction will go directly to work under long term contracts for FPSOs, and we have some of our new units, some of our new [drilling] supply units that will be front running those vessels. But certainly FPSOs, FSOs, Spars, PLTs,[inaudible]. It’s not just drilling rigs. There’re plenty of platforms that are being built around the world that will require the services of our equipment and our competitor’s equipment. So again, I’m not nearly as pessimistic about sort of the supply and demand situation as one could be. I’ve a less we’re always concerned with more supply and it’s something to which we pay at lot of attention.

Pierre Connor - Capital One Southcoast, Inc. - Analyst

Okay one more on that and then turn it back. But the acquisition— asset acquisition market, what do you see the premium is for equipment that say, halfway through it’s construction phase, versus what you could contract that for in a ship yard. Would you be able to disclosure sort of your perception of that premium right now?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

All the guys around the table here say that I squeak when I walk, and that— and I’m too cheap, and we can’t do as many deals as we could do because I’m too tight. They’re probably right. So, what we do is, what we try to do is each vessel, we don’t, we don’t take a sort of broad swipe at this. Each vessel that comes available, or each series of vessels that come after available, we run EVA calculations, we run price of value calculations, what we think we would get to the vessel. Not in this hot market of today, but over sort of the life of the vessel. And then we see how it’s going to pay out and whether it’s going to reach our hurdle rates.

So it just depends and in each case it’s different. Sometimes we’re looking at numbers of vessels and to purchase and sometimes we’re looking at onesies and twosies. And it all just depends, when we feel like we’re going to reach—we’ll recover our capital, reach our hurdle rate, not just for the peak of the cycle, but through the cycle,—

FINAL TRANSCRIPT

Pierre Connor - Capital One Southcoast, Inc. - Analyst

Sure.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Then we’ll move and if we don’t, we won’t. So how does that play in terms of what we’ll pay at various statements of construction? It’s a lively debate that occurs almost weekly in our shop. But, more than that, I’d prefer to just avoid responding.

Pierre Connor - Capital One Southcoast, Inc. - Analyst

No that is fair. But it’s an interesting conversation. I’m going to let some other guys have a chance at you, Dean. Thank you very much.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Okay Pierre, thank you.

Operator

Your next question comes from the line of Jud Bailey.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi Jud.

Jud Bailey - Jefferies & Co. - Analyst

Good morning. Dean, I’ve got a kind of a big picture question for you. If you look at the rig count and it’s probable growth over the next two, three years. It looks like a lot of the growth would either be in deep water or probably in the Gulf of in places like the Middle East or India. And my sense here is, and please misstate me if I’m wrong. A lot of the OSC contractors in the Middle East and India, and places like that tend to be more local. Could you comment on maybe Tidewater’s position in some of those markets that are going to see a lot of the increase in the rig activity, in construction activity going forward?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

First, I guess I would dispute your characterization of most of the work going to deep water. If you look at the percentage of rigs being built and our Jack ups as opposed to [inaudible] deep water rigs, by far the majority is Jack ups which means shallow water. Also I think the, also I think the FPSOs, the Spars, the TLPs don’t necessarily need the same support equipment that deep water drilling rigs require. So I guess, that would be my first point. I’ve forgotten sort of where you had me going.

Jud Bailey - Jefferies & Co. - Analyst

Geographic area.

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Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Geographic— listen, there’s no deep water in the Arabian Gulf. I used to live there. There’s no deep water equipment that’s going to be built for the Arabian Gulf.

Jud Bailey - Jefferies & Co. - Analyst

I was referring to the—

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Because there is no deep water in the Arabian Gulf. The Caspian Sea’s got some deeper water, but a lot of the stuff in [inaudible] is certainly very shallow water, very shallow water specific. People are in the Far East, but certainly there are deep water opportunities there. Gulf of Mexico, deep water, Brazil, deep water off of West Africa, deep water.

But I think, Jud, that what we’re going to see worldwide is what we’ve seen both in the Gulf of Mexico and in the North Sea. Where there’s going to be more reworking of old fields with this Jack ups. As commodity prices remain high, and I think in my view is that they will remain high, we’re going to see more and more activity going back to mature fields, stuff that’s already drilled at cheaper commodity prices. Where today’s commodity prices justify additional investment. And I think that’s why more Jack ups are being build and more deep water rigs are being built because there is going to be that phenomenon that occurred in the Gulf and the North Sea and Lake [Maracibo]. That phenomenon is going to occur all over the world, in my opinion.

Now does that mean that there will not be growth in the deep water market? Absolutely not, there will be growth in the deep water market. But when you look out lets say til 2012, 2013, even though there’s going to be growth in the deep water market, there’s going to be sufficient amount of work in the shelves around the world. So I guess that’s how I’d respond to your question.

Jud Bailey - Jefferies & Co. - Analyst

What about if you look at Middle East and India, they’re— you’re probably going to see a lot of shallow water activity, Jack ups, construction, that sort of thing. How in your view is Tidewater positioned in those two markets? Again my understanding is a lot of the work—a fair amount of the work there goes to some of the local contractors in those countries. And I’d just be curious to get your thoughts on Tidewater and some of the other publicly traded companies getting business in that part of the world.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Well, I mean it’s tough. It’s never easy, but we have operations in India, we have operations in the Middle East. We’ve been there a long time. I mean we were in India when I was there 15 years ago, we’ve been— we’ve actually been in India since the early ‘80s so we’ve been there over 20 years. We’ve been in the Arabian Gulf since, certainly before the Iranian revolution, we had some vessels actually seized by the revolutionaries, and the Iranian revolution in ‘79, I think we’ve been in the Middle East since ‘73.

Sure the locals- they don’t necessarily want to see us there. But the operatives want to see us there. So they will typically will contract as much of the locals as they have to. But ultimately they want to work with a company like ours that’s got a sterling safety record that’s got strength of management, strength of support throughout the organization. Which a lot of the local companies do not have and so, is it tough? Yes, it’s tough. We operate in over 60 countries of the world and in every one of those countries, you can bet there’s a local operator that would prefer not to see us there. But we’re there.

FINAL TRANSCRIPT

And I think we continue— we’ve done very well through time, through various countries, revolutions, changes of governments, as countries swing from leftist governments to rightist governments, we’ve been, we stay there and is it a challenge? You bet. Is it a challenge that’s insurmountable? Absolutely not.

Jud Bailey - Jefferies & Co. - Analyst

Great thank you, Dean. And congratulations on a good quarter.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Thanks Jud.

Operator

Your next question comes from the line of James Stone.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi Jamie.

James Stone - UBS - Analyst

I just wanted to get a sense of what your contract profile looks like. If you look at— with the shift to more international, what is sort of the average length now of your contract portfolio on the international vessels?

And secondly of the 100 plus boats that you have under construction. How many of those you indicated you have, for example contracts on those two tugs, how many of those do you have contracts waiting for them when they exit the ship yard?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Jamie I don’t—we added 70 boats to our new construction order list. I think we’ve only got 27.

James Stone - UBS - Analyst

I’m sorry I was 104 million. Yes 20 upper [inaudible].

Keith Lousteau - Tidewater - Chief Financial Officer

[inaudible] reconstructioned [inaudible] for us.

James Stone - UBS - Analyst

Right.

FINAL TRANSCRIPT

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

In general, Jamie I would say that most of the vessels that we have under construction, we do not have term contracts for right now. Yet, what we have seen is that every time a new vessel is delivered, to our Company, we’ve gotten a term contract for it. We’re in the position where we have about 250 older ships that are generating over 50% of our revenue, so, it’s not, it’s not a stretch for us to go to build some new ships in with the idea that eventually some of these older ships are going to come out of your fleet.

So that’s sort of how we look at it, but I will say that all of the newer vessels that we have constructed and taken delivery of, every one of them is on a term contract right now and we expect that to continue going forward.

James Stone - UBS - Analyst

And then of the existing fleet, what’s the sort of average term that you have, particularly on the international portion?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

The average term in the Gulf of Mexico is about 15 minutes.

James Stone - UBS - Analyst

No, no on the international portion of the— I know the Gulf is short.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Actually I am exaggerating. Average term in the— domestically has actually gone up, and as I stated at a recent conference, we have been seeing more request for term in the Gulf than we have been seeing for a long time. Internationally the average term is about five quarters.

James Stone - UBS - Analyst

Thank you.

Operator

And your next question comes from the line of Daniel Burke.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi, Daniel.

FINAL TRANSCRIPT

Daniel Burke - Johnson Rice & Company - Analyst

Good morning, all. Question on the bare boat deals that you structured. Have you specifically committed to purchase the vessels or do you hold options to purchase them?

Keith Lousteau - Tidewater - Chief Financial Officer

They are all based on options to purchase them, and in particular, the ones that we have. Vessels being built in the Far East, I’d say it’s speculative groups that are building them, and for what ever their purpose is, they want to sell them, but evidently in their home country. They’re telling us for tax purposes they want us to bare boat them for 210 days with a purchase option on the back end. Now the economics are such that we wanted to buy them to start off with, and with them being agreeable to apply up to 100% of the bare boat, against a purchase option, t is not mandatory. But the economics of the situation are, Daniel, that we would be foolish not to exercise at the end of it.

So we, the it— from an accounting perspective, when we take delivery of them we will be putting them on our balance sheet as if they were financing transactions because the bargain purchase element 210 days or 360 days down the road, at that point in time, seems to be such that unless the world were to really go to hell in a hand basket we would be exercising them.

So they’re not intended to be bare boats, they’re merely intended to be an arrangement to get our hands on some new equipment. We’re willing to look at all things that ends up getting some of these 300 new boats into our fleet, so it is an option. But to say it’s an option is probably unrealistic because the economics are such that we will be paying a bare boat, and the option comes down day by day by day. So we certainly view it as a purchase going in.

Daniel Burke - Johnson Rice & Company - Analyst

I see. And then more broadly, is that avenue one that remains open? Should we regard this as sort of a one off opportunity or is this maybe a structure that would allow to you access additional equipment here over the next say year?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Well, the one offs. I mean these were one particular investor who came to us and said, I have some equipment here that I’m willing to part with but I’m only willing to part with it under the structure. I want a good price and I want some tax benefits in my own country. This is not a standing situation.

Daniel Burke - Johnson Rice & Company - Analyst

I see. And then one last specific question as well. In the past you’ve shared some details looking forward a quarter or two on planned additional vessel reactivations. Was wondering if any are now pending? I believe there maybe still be one in the U.S. But that’s the only one I’m aware of.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

We have two in reactivation stage right now.

Daniel Burke - Johnson Rice & Company - Analyst

And any thought on—

FINAL TRANSCRIPT

Keith Lousteau - Tidewater - Chief Financial Officer

We had one left the yard in October. One of our current stretches actually joined the fleet.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

It did not yet. It’s about to, it’s imminent.

Daniel Burke - Johnson Rice & Company - Analyst

And any plans right now for additional international reactivations?

Keith Lousteau - Tidewater - Chief Financial Officer

Yes. A lot always depends upon the situation. But yes we do have plans for additional international reactivations.

Daniel Burke - Johnson Rice & Company - Analyst

Okay well thanks, guys, I’ll turn it back.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Okay, thank you very much.

Operator

And your next question comes from the line of Dan Barrett.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi Dan.

Dan Barrett - Fortis Securities - Analyst

Good morning guys. Just a— most of my questions have been answered, but a couple of questions. The crew costs, obviously in the domestic front you alluded to them going up and [inaudible] are the same. What’s going on internationally in some of the various basins you have a bigger presence in, West Africa, or Asia, or Brazil etcetera. Are you seeing any [inaudible] cost on those fronts?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

There’s some and again, it depends upon the region. But some is actually being caused by what is happening in the United States Gulf. We have a number of U.S. flagships that continue it carry the U.S. flag overseas because we want to have the option to bring those boats back into the U.S.

FINAL TRANSCRIPT

Gulf. And so, when we give a raise to our employees, domestically. It has a spillover effect to our U.S. employees internationally. Then of course, the, the rest of our international hands look at that and they say wait a minute, what about us? So there’s some of that.

There are, I would imagine— we’re not heavily in the North Sea. In fact we’re not in the North Sea at all, but I would imagine that there’s probably some pretty significant pressures in the North Sea these days.

I noticed where the divers concluded a, this morning a 33% pay increase, their union was successful in getting that increase for, I forgot what period of time. But elsewhere, elsewhere we manage it, I mean there are pressures, people know that we’re making more money, they would like their share. And to say that there’s not pressures would just be, would be incorrect. So I— but again, it depends on the region.

Dan Barrett - Fortis Securities - Analyst

Okay, a couple follow up. I didn’t quite catch when Keith went through the current rates on your international boats. The crew boats internationally, I didn’t catch what your current rate was as today?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Okay, the international crew boat rate?

Dan Barrett - Fortis Securities - Analyst

Yes.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Which we will have about 70 vessels is running about 3900. $3,910, I may have rounded it. But 3,910 somewhere in that range.

Dan Barrett - Fortis Securities - Analyst

Okay and one last question. Leading edge, term rates internationally, so if you talk West Africa, and if you talk, I know Asia’s a big region and has various subregions. But if you look at West Africa and if you could sort of broadly scope Asia. What are you seeing today relative to say three months ago on the rates you’re able to sign on one year or two year contracts? Have those changed much are they pretty well flat? Are they continuing to move up? Can you give us any color on that?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Dan, why would I want to tell all of my competitors on this call just what’s happening with rates and specific areas around the world? We want to be responsive to you, our owners. But I—one way of being responsive is to keep not blowing the cover off of our numbers.

Dan Barrett - Fortis Securities - Analyst

Okay.

FINAL TRANSCRIPT

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

And one way to do that is to not be too explicit as to how we’re doing.

Dan Barrett - Fortis Securities - Analyst

All right, fair enough. Fair enough. All right. That’s it for me. Good quarter, guys.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Thanks very much, Dan.

Operator

And your next question comes from the line of Ken Sill.

Ken Sill - Credit Suisse - Analyst

Hi, Dean.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi, Ken.

Ken Sill - Credit Suisse - Analyst

You might want to tell them that you’re cutting rates dramatically and then they’d sell you their boats cheaper.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Listen, Ken, I am open for every suggestion, you know that.

Ken Sill - Credit Suisse - Analyst

I had two quick questions on the share repurchases that was really nice accretive, is that something that you guys expect to kind of continue opportunistically, is it related to the share price? Or do you just think that’s a good use to some of your cash?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Well in view of the acquisition opportunities that are out there, either vessels, other companies, or our own Company. We felt for awhile that our own Company was as good an investment as we could make. I look back at what we bought a year ago at an average price of $39, and I am kicking myself in the fanny we didn’t buy more. But I— certainly we have a program, where I think we’ve got $117 million still left in the program. We have done it opportunistically to date, I think we will continue to do it opportunistically.

FINAL TRANSCRIPT

And we’re trying to fulfill three objectives with our cash flows. One is to, pay our dividends. Seconds to buy back shares. And third is to continue to renew our fleet on a measured basis. And the proportion of how much cash goes to which, at any one time. sort of changes as we sort of view the opportunities as they present themselves. But that’s what we are doing.

Ken Sill - Credit Suisse - Analyst

Okay. And is there any particular seasonality in the contract roll overs internationally? You said the average [inaudible] five quarters. Is there a bigger slug that gets renewed on a calendar year basis or is it fairly evenly distributed, around the year?

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Really, there’s no particular quarter or time of the year that contracts come up. It’s pretty uniform across the calendar year.

Keith Lousteau - Tidewater - Chief Financial Officer

The only thing, Ken, would be that we do have one customer where we’ve got a contract that probably covers anywhere from 30 to 40 vessels. It comes up for renewal once a year and in that particular quarter it comes up, and it’s effective in the first calendar quarter of next year it’s— and it’s set on prevailing rates at the end of the calendar year. So that— generally the fleet would be the same over the year except for that one customer. But say the March quarter from a resetting is more significant to us. But that’s just a one off situation.

Ken Sill - Credit Suisse - Analyst

Okay. Thanks.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Good talking to you, Ken. Thanks.

Operator

And your next question comes from the line of [Mike Clark].

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Hi Mike.

Mike Clark Analyst

Good morning guys. This is a question for Keith.

FINAL TRANSCRIPT

Keith Lousteau - Tidewater - Chief Financial Officer

I knew it.

Mike Clark Analyst

As you look ahead to the next fiscal year.

Keith Lousteau - Tidewater - Chief Financial Officer

Yes, sir.

Mike Clark Analyst

Is there a good chance you might be able to drive that [inaudible] load 22% as the mix of international operating income increases?

Keith Lousteau - Tidewater - Chief Financial Officer

Mike, whenever the tax law changed in the year 2004, we said that was probably the most significant financial event in Tidewater’s last 10 years of history. At that point in time, what we did was we did a little study of some of the drilling companies that had been able to do an inversion, and kind of took the corporate headquarters out of the U.S. but yet operated here and had then had their international operations taxed at a local jurisdiction rates and not the U.S.

And low and behold what we found was that many of the drilling contractors, after a few years, when they’ve had a chance to restructured themselves, ended up with an effective tax rate somewhere in the 16 to 19% range. So we kind of set an internal goal of trying to get to 18%. I think your answer is yes. Most of the new equipment, the 24 vessels that I just described to you, the bulk of those are going to enter international operations, and as long as international operations in the areas where we are stay very positive and profitable, effective tax rate in those areas are substantially below even our average of 22.

So we think for the balance of this fiscal year, 22% is our best guess right at the moment., But as we continue to grow internationally, I think the number will fall over the next few years. And I still have a personal targeted rate of trying to get it down to about 18%. We’ve got a couple of meaningful steps that we are in the process of taking that should be fully operational by next year. So historically I’d still would like to target 18% being our effective tax rate within the next 18 to 24 months.

Mike Clark Analyst

Thanks, gentlemen.

Operator

And at this time there are no further questions.

Dean Taylor - Tidewater - Chairman of the Board, President, CEO

Well I’d like to thank everyone for their participation in the call. Your interest in our Company and we wish everyone well. Thank you very much

FINAL TRANSCRIPT

Operator

Thank you for participating in today’s Tidewater conference call. This call will be available for replay beginning at 1:00 p.m. Eastern standard time today, through 11:59 p.m. Eastern standard time on Friday, October 27th, 2006. The conference ID number for the replay is 7509771. Again, the conference ID number for the replay is 7509771. The number to dial for the replay is 1-800-642-1687, or 706-645-9291.

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